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                                                                    EXHIBIT 5(j)


                  NEW YORK INSURANCE AND ANNUITY CORPORATION
                                    RIDER
                          LIFE EXTENSION BENEFIT II
                                   (LEB II)

1. WHAT IS THE BENEFIT FOR THIS RIDER? When this rider becomes effective, the Life Insurance Benefit of the policy will continue to equal the amount calculated as described in Section 1.2 of the Base Policy. We will deduct any unpaid loan and accrued loan interest when this benefit becomes payable.

2. WHEN DOES THIS RIDER BECOME EFFECTIVE? This rider benefit becomes effective on the Policy Anniversary on which the insured is age 100.

3. WHAT HAPPENS TO OTHER POLICY PROVISIONS WHEN THIS RIDER BECOMES EFFECTIVE? At the time this rider becomes effective:

         --       Section 1.4 of the Base Policy will have no effect.

         --       No further premium payments will be allowed.

         -- No further Monthly Deduction Charges will be made from the Cash Value, except, the monthly Morality and Expense Risk Charge and Fund Charges will continue to be deducted.

         -- Loan interest on any outstanding loans will continue to accrue at the current loan interest rate.

         --       No new policy loans will be allowed.

         -- Interest on the Cash Value allocated to the Fixed Account will continue to be accrued at the current interest rate. The Separate Account will continue to reflect the investment experience of the Separate Account.

         --       All other policy provisions continue to apply.

         --       All other riders attached to this policy will end.

4. IS THERE A CHARGE FOR THIS RIDER? A Monthly Per Thousand Face Amount Charge per thousand of Face Amount of the Base Policy is deducted from the Policy's Cash Value, on each Monthly Deduction Day. If a term rider is attached to the policy, a Monthly Per Thousand Face Amount Charge per thousand of Face Amount of the Term Insurance Benefit is also deducted from the Policy's Cash Value. These charges are indicated on the Policy Data Pages.

              When this rider is issued at the same time as the policy, the Monthly Per Thousand Face Amount Charge for the initial Face Amount of the Base Policy and/or Term Insurance Benefit is based on the Insured's attained age, sex and risk class at the time the initial Face Amount took effect. Each time the Face Amount of the Base Policy and/or Term Insurance Benefit is increased, an additional Monthly Per Thousand Face Amount Charge for the Rider will apply. The additional charge will be based on the Insured's attained age, sex and class of risk at the time of each increase and this additional charge will be added to the existing Monthly Per Thousand Charge.

              If this rider is added to a policy that is already in force, the Insured's attained age at the time this rider is added, and the Insured's sex and class of risk at the time the initial Face Amount and/or any Face Amount Increase of the Base Policy and/or Term Insurance Benefit took effect, will be used to determine the Monthly Per Thousand Face Amount Charge. After this rider is in effect, the Monthly Per Thousand Face Amount Charge for increases in the Face Amount of the Base Policy and/or Term Insurance Benefit will be based on the Insured's attained age, sex and class of risk at the time of each increase and this additional charge will be added to the existing Monthly per Thousand Charge.

5. DOES THIS RIDER HAVE CASH OR LOAN VALUE? This rider does not have cash or loan value.

6. WHAT IS THIS RIDER'S DATE OF ISSUE? When this rider is issued at the same time as the policy, the rider and the policy have the same date of issue. If this rider is added to a policy which is already in force, the rider's date of issue will be shown on the Data Pages attached to the rider.


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                            LIFE EXTENSION BENEFIT II
                                    (LEB II)
                                   (CONTINUED)

7. IS THIS RIDER PART OF THE CONTRACT? This rider is made part of the policy, based on the application for the rider.

8. ARE THERE ANY TAX IMPLICATIONS UNDER THIS RIDER? You should consult with your personal tax advisor if this rider becomes effective as there could be tax implications under your policy.

9. WHEN WILL THIS RIDER END? You may cancel this rider, at any time, by sending us your request in writing. This rider will end on the Monthly Deduction Day on or next following the date we receive your request.

         This rider will also end if the policy ends or is surrendered.


                                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

/s/ George J. Trapp                                  /s/ Frederick J. Sievert
-----------------------                              ---------------------------
Secretary                                                     President











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